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                                                      [ASK JEEVES LOGO]





May 22, 1998

Robert Warren Wrubel
365 West California Boulevard
Pasadena, CA 91105

Dear Rob,

I am pleased to offer you the position of President of Ask Jeeves, Inc. (the "Company"). Your first day of employment will be May 27, 1998. You agree to spend at least 2 days per week at the Company during your first two weeks of employment, and you will begin full time work the week of June 8. You will report directly to me.

Your initial compensation will be $180,000, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. You will be awarded stock options as detailed below and will also be eligible to participate in any employee benefit programs that are, or may become, available to an employee in a key managerial position at Ask Jeeves. In addition, should you so request within six months of your first day of employment, the Company will arrange for you to obtain an unsecured loan of $75,000, with a term of 90 days, at an annual interest rate of 7.50%.

Upon your employment you will be awarded 1,350,000 options to purchase stock in the Company pursuant to the Company incentive stock option plan (the "Plan"), vesting over a period of four years, with 25% of the shares vesting on May 27, 1999, and the remaining shares vesting in 36 equal monthly installments thereafter, expiring May 26, 2008, at a price of 23 cents per share. In the event the Company is acquired before your stock options have fully vested, all unvested options will vest immediately prior to the closing of that transaction, as set forth in the Stock Option Agreement (the "Agreement") issued to you pursuant to the Plan. A copy of the Agreement is enclosed for your review.

You will be given additional options and promoted to CEO when the Company reaches certain financial and business objectives. Within 30 days of your arrival, we will mutually agree on a set of criteria (which will likely include factors such as revenues, site traffic and Service Agent sales) which will trigger such promotion and issuance of additional options. The number of additional options will be set to provide you with 7% ownership in the Company after the first major round of institutional financing- The issuance of such additional options shall be contingent upon the Company successfully completing such major institutional financing.

The Company provides health insurance benefits for employees and their dependents through PacifiCare. In the case of key managerial employees, the Company pays the premiums for the employee and for all of the employee's dependents. I will send additional information concerning the health insurance plan under separate cover. I also suggest that you talk to our insurance broker, Douglas Shimada of A/S Financial Services (510/893-5331), about any specific coverage issues.

Finally, the Company will pay up to $15,000 in relocation expenses for yourself and your family.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

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For purposes of federal immigration law, you will be required to provide to the
Company documentary evidence of your identify and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire or our employment relationship with you may be terminated.

I have enclosed our Confidential Information and Invention Assignment Agreement. If you accept this offer, please return to me a signed copy of this agreement.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the Confidential Information and Invention Assignment Agreement between you and the Company, sets for the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Company and by you.

Rob, we are proud and excited to be working with you at Ask Jeeves, Inc. We look forward to a long and mutually rewarding relationship.

Sincerely,


/s/ Roger A. Strauch
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Roger A. Strauch
Chairman and CEO

Enclosures

Accepted:




/s/ Robert W. Wrubel                    Date:  May 22, 1998
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Robert Warren Wrubel


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